Farm Credit Services of America

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement ("Amendment") is made and entered into effective the 12th day of November, 2014, by and between Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (collectively "Lender") and Dakota Ethanol, L.L.C., a South Dakota limited liability company ("Borrower") to amend and modify the Credit Agreement dated May 15, 2013, as amended (hereinafter referred to as the "Credit Agreement"). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:

1. **Section 2.1.1 (Loan Facility A) is hereby amended and restated to read, as follows:**

   Section 2.1.1 **Loan Facility A (304761-69993).** Lender agrees to advance sums to Borrower up to the aggregate amount of $10,000,000.00 (Maximum Principal Balance) until November 1, 2016 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower to finance its working capital and operating needs. Borrower agrees not to request or use such proceeds for any other purpose.

   (a) **Interest**. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.

   Said interest shall be payable on the 1st day of each month commencing on December 1, 2014 at the following rate.

   Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the one-month Libor Rate, plus 3.00%. The interest rate shall be adjusted higher or lower on November 15, 2014, and on the 15th of every month thereafter to reflect any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.

   The Libor Rate is the London InterBank Offered Rate for deposits in U.S. Dollars in the London market based on the Libor rate published on the last Business Day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.

   (b) **Principal**. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on November 1, 2016 ("Maturity Date").

2. **Sections 2.1.2 (Loan Facility B), 2.1.3 (Loan Facility C); and 7.11 (Capital Spending), respectively, are hereby deleted in their entirety and such sections are reserved for future use.**

3. **The following section is hereby added to the Credit Agreement, to read:**

   Section 2.1.4 **Loan Facility D.** Lender agrees to advance sums to Borrower up to the aggregate amount of the Maximum Principal Balance (defined below) until October 1, 2024 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower to finance the fixed assets, investments, and operating needs of the company. The Commitment can also be used to support irrevocable standby letters of credit, as needed. Borrower agrees not to request or use such proceeds for any other purpose.

(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.

Said interest shall be payable on the 1st day of each quarter commencing on January 1, 2015, at the following rate.

Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the one-month Libor Rate, plus 3.25% until December 1, 2019, when interest shall accrue at a variable rate per annum equivalent to the 30-Day Discount Note rate plus 3.25%. The Libor Rate shall be adjusted higher or lower on November 15, 2014, and every 15th of every month thereafter to reflect any change in the Libor Rate and the 30-Day Discount Note rate shall be adjusted higher or lower on the 15th of every month with any change in this rate. Any higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until the different rate of interest becomes effective. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.

The Libor Rate is the London InterBank Offered Rate for deposits in the London market based on the Libor rate published on the last Business Day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.

The 30-Day Discount Note rate is equal to the monthly average of bond-equivalent Federal Farm Credit Banks Funding Corporation 30-day discount note costs (for market days only) published on the Federal Farm Credit Banks Funding Corporation's web site found in the farm credit system, funding cost index, archive section at www.farmcreditfunding.com/ffcb_live/fundingCostIndex.html. The index changes monthly on the first Business Day of the month, using the previous month's average index. Existing loans tied to the 30-Day Discount Note index reprice on the 15th day of the month, using the previous month's average index.

(b) Letters of Credit. Lender agrees to issue Letters of Credit from time to time to the payees and in the face amounts that the Borrower requests; provided that, the Lender will not be required to issue any requested Letter of Credit, the expiration date of which extends beyond the Final Advancement Date, or which, after giving effect to the requested Letter of Credit, would result in the sum of the aggregate balance of all outstanding Loans and the total face amount of outstanding Letters of Credit exceeding the Maximum Principal Balance under Loan Facility D. The amount available for Advances will be reduce by the aggregate total of all outstanding Letters of Credit. In the event that Lender receives a valid request for a draw under a Letter of Credit, Lender shall make an Advance for such draw in accordance with the terms of this Agreement.

(c) Reducing Commitment. On November 12, 2014, the Maximum Principal Balance available for subsequent advances shall be $15,000,000.00; thereafter, the balance available for subsequent advances shall be reduced by $750,000.00 on the 1st day of April and October each year, commencing on April 1, 2015 continuing through and including October 1, 2019, at which time the balance shall be reduced to $7,500,000.00 (Maximum Principal Balance). The obligation to advance funds may, in Lender's sole discretion, be terminated prior to the Final Advancement Date if intervening liens have been filed on any Collateral since Closing Date. If the outstanding principal balance is at or below the Maximum Principal Balance up to and including the Final Advancement Date, Borrower will be billed interest only; if the outstanding principal balance exceeds the Maximum Principal Balance, Borrower will make principal payments in such amount as necessary to reduce principal to the Maximum Principal Balance.

(d) Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on October 1, 2024 (Maturity Date).

4. The following section is added to the Credit Agreement, with said fee being due and payable on the date of this Amendment:

Section 2.3.7 Administration Fee. Borrower agrees to pay Lender an Administration Fee in the amount of $2,500.00 in connection with Loan Facility D.

5. **Section 6.7 (Reports) is hereby amended and restated, to read as set forth below:**

Section 6.7 Reports. Borrower shall provide to Lender the following financial reports and such other reports with respect to the financial condition and operations of Borrower as Lender may from time to time reasonably request:

Section 6.7.1 Annual Consolidated Financial Statements and Projections. As soon as available, but in no event later than 120 days after the end of the fiscal year of Borrower, a consolidated and consolidating audit report in accordance with GAAP and prepared by an accountant acceptable to Lender for such year and accompanying financial statements (including all footnotes thereto) including a consolidated and consolidating balance sheet and the related consolidated statement of income and retained earnings for such fiscal year in form and content acceptable to Lender.

As soon as available but in no event later than 30 days prior to each fiscal year end, Borrower shall provide to Lender, a projected consolidated and consolidating financial statement for the subsequent fiscal year including proposed capital projects.

Section 6.7.2 Monthly Financial Statements. As soon as available, but in no event later than 30 days after the end of each month, a consolidated and consolidating balance sheet and income statement for that month and for year-to-date since the last fiscal year end, such report certified complete and correct from a source acceptable to Lender.

Section 6.7.3 Monthly Production Reports. As soon as available, but in no event later than 30 days after the end of each month, a report of Borrower's ethanol, distillers grains and corn oil production which shall include plant production, yield and input costs, such reports certified complete and correct by a source acceptable to Lender.

Section 6.7.4 Monthly Position Reports. As soon as available, but in no event later than 30 days after the end of each month, a report of all commodity positions including corn, natural gas, ethanol, distillers grains and corn oil, such reports certified complete and correct by a source acceptable to Lender.

Section 6.7.5 Additional Information. Such other information respecting the condition or operations, financial or otherwise of Borrower or such other information relating to Borrower as any Lender may from time to time reasonably request.

6. **The following sections are hereby revised and amended, to read:**

Section 2.3.5 Non-Use Fee. In connection with Loan Facility A, Borrower agrees to pay Lender an additional fee in the event that the average outstanding principal balance is less than the Maximum Principal Balance. This fee will be equal to 0.25% per annum, based upon a 360 day year, of the difference between the Commitment amount and the actual usage. The actual usage will be calculated using the daily outstanding principal balances during each calendar quarter. The fee shall be due and payable quarterly in arrears thereafter, beginning January 1, 2015.

In connection with Loan Facility D, Borrower agrees to pay Lender an additional fee in the event that the average outstanding principal balance is less than the Maximum Principal Balance. This fee will be equal to 0.50% per annum, based upon a 360 day year, of the difference between the Commitment amount and the actual usage. The actual usage will be calculated using the daily outstanding principal balances during each calendar quarter. The fee shall be due and payable quarterly in arrears thereafter, beginning January 1, 2015.

Section 6.10 Financial Covenants. Borrower agrees to maintain sufficient capital resources, as determined by Lender's valuation of Borrower's assets in accordance with GAAP and full disclosure of Borrower's liabilities such as to maintain the following financial covenants at all times.

Section 6.10.1 **Working Capital**. Borrower agrees to maintain minimum Working Capital of not less than $6,000,000.00 measured monthly. "Working Capital" shall mean Current Assets minus Current Liabilities where Loan Facility A is regarded as a current liability.

Section 6.10.2 **Local Net Worth**. Borrower agrees to maintain minimum Local Net Worth of not less than $18,000,000.00. "Local Net Worth" is defined as Total Assets minus Total Liabilities minus Investments.

Section 6.10.3 **Debt Service Coverage Ratio**. Borrower agrees to maintain a Debt Service Coverage Ratio of 1.25:1:00, measured at fiscal year-end. "Debt Service Coverage Ratio" is defined as [net profit plus depreciation and amortization, minus gain (loss) on sale of fixed assets] divided by $1,500,000.00.

Section 6.11 **Compliance Certificate**. Borrower agrees to provide Lender with a Compliance Certificate showing or certifying compliance with the aforesaid reporting requirements as of date and as of the last day of each month (Reporting Period) thereafter, in accordance with the Certificate attached herein as **Exhibit 'B'**. Such Certificate shall be provided to Lender within 30 days following the end of each Reporting Period.

Section 6.12 **Borrowing Base**. Borrower agrees to maintain a minimum margin between the value and advance rate of certain secured assets identified as Borrowing Base Assets and the amount of certain liabilities identified as Borrowing Base Liabilities (Borrowing Base) included in and computed according to a Borrowing Base Report acceptable to Lender, an example of which is attached hereto as **Exhibit 'C'**. Lender shall have the right, in its sole discretion, to adjust any values set forth in the Borrowing Base Report and such adjusted values will be the values for the determination of the Borrowing Base. No item shall be included in the Borrowing Base Report if such item is subject to any Lien, claim or security interest (other than that granted to Lender.)

Borrower agrees to provide Lender with such Borrowing Base Report monthly (Reporting Period), or more often at the discretion of Lender, during the term of the Loan(s), commencing November 30, 2014. Said Borrowing Base Report shall be dated the last day of the Reporting Period (Report Date) and reflect true and accurate inventory of Borrowing Base Assets and Borrowing Base Liabilities current through the end of the Reporting Period. Said Borrowing Base Report shall be completed by Borrower and provided to Lender no later than the 30th day following the Report Date, by ordinary mail or electronic transmission.

Borrowing Base Assets shall mean the total of those assets listed as Borrowing Base Assets in the Borrowing Base Report.

Borrowing Base Liabilities shall mean the total of those liabilities listed as Borrowing Base Liabilities in the Borrowing Base Report.

Borrower agrees to maintain a minimum Borrowing Base margin calculated by deducting the Borrowing Base Liabilities from the Borrowing Base Assets in an amount equal to or greater than $0 (Minimum Borrowing Base Margin).

Upon receipt of the Borrowing Base Report, Lender will determine Borrower's credit availability based on the value of the inventory and assets owned by Borrower on each Report Date and whether Borrower is in compliance with their Borrowing Base. Should the total Borrowing Base Liabilities exceed the Borrowing value of total Borrowing Base Assets, Borrower agrees to restore compliance with the Borrowing Base margin within 30 days from the Report Date and that during said restoration period Lender may advance credit to Borrower as Lender may deem reasonable to protect its collateral. It is agreed that if Borrower cannot, or will not, reduce the total Borrowing Base Liabilities to an amount equal to or less than the borrowing value of the total Borrowing Base Assets within said restoration period, Lender may deem said failure to be a material breach of this Agreement and an Event of Default.

Section 7.9 **Loans, Advances, Guarantees and Investments**. Without the prior written consent of Lender, Borrower will not make, or permit any Subsidiary to make, any loans or advances to, or guarantees of, or otherwise become liable, or permit any Subsidiary to become liable, with respect to (other than guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business), or investments in, or permit to exist, or allow any Subsidiary to permit to exist, any loans or advances to, or such guarantees or other such liabilities with

respect to, or such investments in, any Person, except: (*i*) loans, advances, guarantees and investments existing prior to the date of this Agreement which have been disclosed to Lender in writing, and provided, however, that the Borrower may make additional investments not to exceed an aggregate amount of $5,000,000.00 in each fiscal year from and after the date of this Agreement; and (*ii*) trade credit extended in the ordinary course of business.

Section 8.1.11 **Performance Under This Agreement**. Borrower or any guarantor shall fail in any material respect to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the Loan Documents or any other document or agreement executed by Borrower with or in favor of Lender, not specifically mentioned above.

7. **Exhibits 'B' (Compliance Certificate) and 'C' (Borrowing Base Report) are hereby replaced by the new Exhibits 'B' and 'C' hereto attached.**

Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (*i*) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (*ii*) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

Borrower hereby ratifies the Credit Agreement as amended and acknowledges and reaffirms (*i*) that it is bound by all terms of the Credit Agreement applicable to it and (*ii*) that it is responsible for the observance and full performance of its respective obligations.

Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document on behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.

This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS AMENDMENT MUST BE IN WRITING TO BE EFFECTIVE.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature page and Exhibits follow]

IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.

BORROWER:

Dakota Ethanol, L.L.C.,
a South Dakota limited liability company

By: ______________________
Scott Mundt, Chief Executive Officer

Address for Notice: P.O. Box 100, Wentworth, South Dakota 57075

LENDER:

Farm Credit Services of America, PCA
Farm Credit Services of America, FLCA

By: ______________________
Kathryn J. Frahm, Vice President

Address for Notice: P.O. Box 2409, Omaha, Nebraska 68103-9935

[Exhibits 'B' and 'C' follow]

Form 6342 (4-2013)

Exhibit 'B'
Compliance Certificate

Dakota Ethanol, LLC

Compliance Certificate

As of Month End ______________________

This Certificate is delivered pursuant to the Credit Agreement dated May 15, 2013, as amended from time to time (the "Agreement") between Dakota Ethanol, L.L.C., a South Dakota Limited Liability Company, (hereinafter referred to as "Borrower") and Farm Credit Services of America, PCA/FLCA (hereinafter referred to as "Lender"). Terms used herein and defined in the Agreement shall have their defined meanings when used herein.

Section 6.10.1 Working Capital

Required to be not less than $6,000,000 (measure monthly)			$0.00	
+	Current Assets	$0.00		
-	Current Liabilities	$0.00		
	Compliance (Yes/No)			No

Section 6.10.2 Local Net Worth

Required to be not less than $18,000,000 (measure monthly)			$0.00	
+	Total Assets	$0.00		
-	Total Liabilities	$0.00		
-	Investments	$0.00		
	Compliance (Yes/No)			No

Section 6.10.3 Debt Service Coverage Ratio

Required to be not less than 1.25:1 (Measure annually at Fiscal Year End)			0.00	
+	Net Profit	$0.00		
+	Depreciation & Amortization	$0.00		
-	Gain (Loss) on Fixed Asset Sale	$0.00		
	Total	$0.00		
	Divided by	$1,500,000.00		

Section 7.8 Indebtedness

Indebtedness to other creditors to be no more than $1,000,000 in the aggregate (measure monthly) ______

Complies (Yes/No) ______

Annual operating and capital lease payments not to exceed $100,000 in the aggregate (measure annually) ______

Complies (Yes/No) ______

PRINCIPAL FINANCIAL OFFICER'S CERTIFICATION

The undersigned hereby certifies that he is a principal financial officer of Borrower, that the foregoing is a correct statement of financial condition and compliance as of the month end stated above, and that, during such month, there existed at no time any condition or event which constituted an event or which, after notice or lapse of time or both, would constitute an event of default in the performance of any covenants contained in the Agreement.

By:	Title:	Date:

Form 6342 (4-2013)

Exhibit 'C'
Borrowing Base Report

Seasonal Borrowing Base Report for Loan Facility A

Dakota Ethanol, LLC		←For Period Ending

For purposes hereof, ELIGIBLE INVENTORY shall mean inventory which: (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment or similar basis; (c) is not subject to a lien except in favor of Farm Credit Services of America; (d) is in commercially marketable condition; and (e) is not deemed ineligible by Farm Credit Services of America. Furthermore, market price shall mean the commodity FOB at the plant. For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which: (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party, other than liens authorized by Farm Credit Services of America in writing; (d) are not owing by an account debtor that is owned or controlled by the borrower; (e) are not deemed ineligible by Farm Credit Services of America; and (f) are less than 10 days past due.

Line	Type of Eligible Inventory	Amount/Price/ Value	Advance Rate	Collateral Value
1	Corn Inventory (bushels)	$ -		
2	Corn Price (lower of cost or market- $/bu)	$ -		
3	Corn Value (Line 1 x Line 2)	$ -	90%	$ -
4	Less All Grain Payables (if applicable to above corn)	$ -	-100%	$ -
5	DDGS Inventory (tons)	$ -		
6	DDGS Price (market- $/ton)	$ -		
7	DDGS Value (Line 5 x Line 6)	$ -	65%	$ -
8	WDGS Inventory (tons)	$ -		
9	WDGS Price (market- $/ton)	$ -		
10	WDGS Value (Line 8 x Line 9)	$ -	65%	$ -
11	Corn Oil Inventory (lbs)	$ -		
12	Corn Oil Price (market-$/lb)	$ -		
13	Corn Oil Value (Line 11 x Line 12)	$ -	80%	$ -
14	Ethanol Inventory (gallon)	$ -		
15	Ethanol Price (market- $/gallon)	$ -		
16	Ethanol Value (Line 14 x Line 15)	$ -	80%	$ -
17	Net Contract Receivables for Old Crop Grain*	$ -	85%	$ -
18	Net Contract Receivables for New Crop Grain*	$ -	70%	$ -
19	Subtotal - Net Contract Receivables for Grain (Line 17 +Line 18) *For corn Old Crop ends September 30. New Crop refers to the immediate 365 days after end of Old Crop. Net Contract Receivables are Accrued Gains & Losses on Open Purchase & Sale Contracts.	$ -		$ -
20	Net Liquidation Value of Commodity Account (Assigned)	$ -	95%	$ -
	Type of Eligible Receivables			
21	Ethanol Receivables less than 10 days Past Due	$ -	85%	$ -
22	DDGS & WDGS Receivables less than 10 days Past Due	$ -	85%	$ -
23	Corn Oil Receivables less than 10 days Past Due	$ -	85%	$ -
24		**Total Borrowing Base -->**		$ -
25	Less: Book Overdraft(s)		100%	$ -
26	Less: Outstanding Balance of Loan Facility A		100%	$ -
27	Less: Issued Letters of Credit		100%	$ -
28		**Total Deducts (Lines 25+26+27) -->**		$ -
29		**EXCESS OR DEFICIT* (Line 24-Line 28) -->**		$ -

I HEREBY CERTIFY THAT TO THE BEST OF MY KNOWLEDGE THIS INFORMATION IS TRUE AND CORRECT.

Authorized Signature	*Title*	*Date*
Printed Name:		